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                                                                       EXHIBIT 4

                      IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE SOUTHERN DISTRICT OF TEXAS
                                HOUSTON DIVISION

IN RE:                             Ss.
                                   Ss.
EQUALNET CORPORATION,              Ss.          CASE NO.  98-39561-H5-11
         A DELAWARE CORPORATION    Ss.                (JUDGE BROWN)
                                   Ss.                (CHAPTER 11)
                                   Ss.
         DEBTOR.                   Ss.

                     ORDER APPROVING THIRD PLAN MODIFICATION

         Came on for consideration EqualNet Corporation, Debtor and Equalnet Communications Corp.'s oral Motion to Approve Third Post-Confirmation and Pre-Consummation Modification to the Second Amended Joint Plan of Reorganization, as Modified ("the Plan") that was confirmed by this Court under Order entered April 28, 1999. Upon the EqualNet's counsel's representations regarding nature of the relief requested, and upon the representation of EqualNet's counsel that counsel for the Official Creditors' Committee had approved the relief requested, the Court concludes that the relief requested is reasonably likely to facilitate Plan consummation and should be approved. The Court also concludes that notice and the hearing on the Third Modification is reasonable under the circumstances. Accordingly, it is

         ORDERED, ADJUDGED AND DECREED THAT:

         Article 25.1 of the Plan and Paragraph 12 of the Order Confirming Second Amended Joint Plan of Reorganization, as Modified ("the Confirmation Order") are hereby modified pursuant to this Third Modification. The Court finds and concludes that this Third Modification conforms with the requirements of Sections 1127, 1122, 1123, and 1125 of the Bankruptcy Code.

         The Third Modification provides as follows:

         In connection with finalizing a merger transaction with Orix Global Communications, Inc. ("Orix") from which Equalnet Communications Corp. ("ECC") intends to fund the Plan, ECC has arranged for the deposit of $3,255,000

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         ("the funds") on this date in the trust account of EqualNet's counsel pending finalization of such merger transaction. If unconditional Plan funding has not occurred by 5 p.m. on Monday, May 24, 1999, then EqualNet's counsel shall return the funds--net of $50,000--to the sources from which the funds were wired into counsel's trust account. The $50,000 shall remain in the trust account of EqualNet's counsel pursuant to the terms of the Amended Escrow Agreement dated May 6, 1999 that was previously approved by the Court in connection with the Second Modification to the Second Amended Plan. If Plan funding has not occurred by 5 p.m. on Monday, May 24, 1999, then the Confirmation Order shall be rendered unenforceable without further order of this Court and this Order shall be vacated by this Court.

         Paragraph 31 of the Confirmation Order is hereby modified to provide as follows:

         Effect of Plan Funding on Confirmation Order. In accordance with the Third Modification to the Second Amended Joint Plan of Reorganization attached to this Order, the Plan is confirmed subject to Plan funding. If Plan funding does not timely occur pursuant to the Third Modification, then this Order shall be rendered unenforceable without further order of this Court and this Order shall be vacated by this Court.

         Debtor shall give creditors and parties-in-interest on the Master Service List in this case notice of this Order, and any creditor or party-in-interest may file an objection with the Court and serve a copy of same on counsel for the Debtor and the Committee within ten (10) days after this Order is entered.


MAY 21, 1999                                    /s/
--------------------------                     -------------------------------
DATE                                           THE HONORABLE KAREN K. BROWN,
                                               UNITED STATES BANKRUPTCY JUDGE